Exhibit 99.1

Kingold Jewelry Announces 1:6 Reverse Stock Split of Common Stock

Provides Greater Flexibility for Future Operating Initiatives;

Enables Company to Meet NASDAQ Continued Listing Standards

WUHAN CITY, China, October __, 2019 - Kingold Jewelry, Inc. ("Kingold" or the "Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced, the Board of Directors and a majority of the shareholders of Kingold, approved on September 26, 2019 and October 7, 2019, respectively, a 1-for-6 reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Stock Split”).

As of October 21, 2019 (immediately prior to the Effective Date), there were 66,113,502 shares of common stock outstanding. As a result of the Reverse Stock Split, there are approximately 11,018,917 shares of common stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Reverse Stock Split will not have any effect on the stated par value of the common stock. The Company has included additional detail in regards to the Reverse Stock Split in a Form 8-K filed with the Securities and Exchange Commission at www.sec.gov.

Reason for the Reverse Stock Split

The Reverse Stock Split was effected solely to enable the Company to expeditiously meet the NASDAQ continued listing standards relating to the minimum bid price (which the Company was previously advised it was in non-compliance with) and to reduce the risk of the Company being automatically delisted from the NASDAQ Capital Market due to the closing bid price of its common stock falling below $1.00 per share for 30 consecutive business days, which typically triggers the NASDAQ to begin delisting procedures regarding a listed company’s securities.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. You can identify these forward - looking statements by words such as “expects,” “believe,” “project,” “anticipate,” or similar expressions. The forward-looking statements in this release include statements regarding Kingold’s outlook with respect to its 2019 outlook for gold processing. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact	Investor Relations Counsel:
Kingold Jewelry, Inc.	The Equity Group Inc.
Bin Liu, CFO	Adam Prior (in US)
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)	Phone: +212 836-9606
bl@kingoldjewelry.com	aprior@equityny.com

Lucy Ma (in China)
Phone: 86-10 5661 7012
lma@equityny.com